Exhibit 5.1

FLG Flangas Law Group

Writer’s email: kps@fdlawlv.com

December 12, 2024

Equiniti Trust Company

Attn: Chad Dalton

Transfer Department

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

chad.dalton@equiniti.com

Board of Directors

China Pharma Holdings, Inc.

Second Floor, No. 17, Jinpan Road

Haikou, Hainan Province, China 570216

Re:	China Pharma Holdings, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel to China Pharma Holdings, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-276481) (the “Registration Statement”), heretofore filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the SEC on February 14, 2024, with respect to the registration of up to $50,000,000 of any combination of (i) common stock, par value $0.001 per share (the “Common Stock”), of the Company, (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), (iii) debt securities of the Company (the “Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock, Debt Securities or Units (as defined below) (“Warrants”), (v) units comprised of Common Stock, Preferred Stock, Debt Securities and Warrants in any combination (“Units”) or (vi) rights to purchase shares of Common Stock or Preferred Stock (“Rights”). The Common Stock, Preferred Stock, Warrants, Debt Securities, Units and Rights are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants, Units and Rights) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement. As of December 12, 2024, the Company has entered into a Securities Purchase Agreement with Liqueous LP (the “Securities Purchase Agreement”) to purchase a total number of up to 4,000,000 shares of Common Stock with an aggregate purchase amount of up to $600,000, not to exceed 20% of the outstanding Common Stock. We are providing this letter to express our opinion confirming the eligibility of the issuance of the Common Stock pursuant to the Securities Purchase Agreement.

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

December 12, 2024

In arriving at the opinion expressed below, we have examined such corporate proceedings, records and documents, and such matters of law, as we have considered necessary for the purposes of this opinion. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. As part of our examination, we have examined the following documents, among others:

A. the Registration Statement (including the prospectus contained therein);

B. the Securities Purchase Agreement;

C. the Articles of Incorporation of the Company;

D. the Bylaws of the Company;

E. a Certificate of Good Standing issued by the Secretary of State of the State of Nevada, dated December 11, 2024, certifying that the Company is in existence and in good standing in the State of Nevada;

F. certain resolutions of the Board of Directors of the Company;

L. certain certificates of the officers of the Company certifying as to certain factual matters.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

December 12, 2024

2. The Securities Purchase Agreement has been duly authorized, executed and delivered by the Company.

3. The shares of Common Stock to be purchased pursuant to the Securities Purchase Agreement have been duly authorized for issuance and sale pursuant to the Securities Purchase Agreement and, when issued and delivered by the Company pursuant to the Securities Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

4. The execution and delivery of the Securities Purchase Agreement by the Company, and the performance by the Company of its obligations under such agreement (other than performance by the Company of its indemnification obligations, as to which no opinion is rendered) will not result in any (i) violation of the provisions of the Articles of Incorporation, as amended, or bylaws of the Company; (ii) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any of the agreements (the “Material Agreements”) that are exhibits contained in filings made by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in the Registration Statement; or (iii) will not result in any violation of any federal or Nevada law or, to our knowledge any administrative regulation or administrative or court decree, applicable to the Company.

5. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the consummation of the transactions contemplated by the Securities Purchase Agreement, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act or applicable state securities or blue sky laws.

6. To our knowledge, the Company is not in violation of its Articles of Incorporation, as amended, or in default under any of the Material Agreements, except for such violation or default as would not, individually or in the aggregate, result in a Material Adverse Change.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

We render this opinion subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

December 12, 2024

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as and to the extent expressly stated herein with respect to the authorization and issuance of the Common Stock.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date of this letter, and we do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law (whether by legislative action, judicial decision, administrative decision or otherwise) or a change in any fact arising subsequent to the date hereof that might affect any of the opinions expressed herein.

This opinion is furnished for the benefit of the addressee hereof and for use solely in connection with the transactions contemplated by the Securities Purchase Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ FLANGAS LAW GROUP
FLANGAS LAW GROUP